FOR IMMEDIATE RELEASE

August 10, 2007

For further information contact:

Craig Montanaro

Senior Vice President,

Director of Strategic Planning

Kearny Financial Corp.

(973) 244-4510

KEARNY FINANCIAL CORP.

REPORTS FOURTH QUARTER 2007 OPERATING RESULTS

Fairfield, New Jersey, August 10, 2007 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended June 30, 2007 of $219,000. The results represent a decrease of $23,000 compared to net income of $242,000 for the quarter ended March 31, 2007 and a decrease of $1.7 million compared to net income of $1.9 million for the quarter ended June 30, 2006. Net income for the twelve months ended June 30, 2007 was $1.9 million, a decrease of $7.7 million from $9.6 million for the twelve months ended June 30, 2006.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 26 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey. At June 30, 2007, Kearny Financial Corp. had total assets, deposits and stockholders’ equity of $1.92 billion, $1.41 billion and $462.6 million, respectively.

The following is an overview of the Company’s financial results for the quarter ended June 30, 2007:

Net Interest Income

Net interest income during the quarter ended June 30, 2007 was $11.0 million, a decrease of $287,000 or 2.6%, compared to net interest income of $11.3 million during the quarter ended March 31, 2007 and a decrease of $1.7 million or 13.4%, compared to net interest income of $12.7 million during the quarter ended June 30, 2006. The Bank’s net interest margin for the quarter ended June 30, 2007 was 2.39%, compared to 2.43% for the quarter ended March 31, 2007 and 2.74% for the quarter ended June 30, 2006. The decrease in net interest income between linked quarters resulted from a decrease in interest income and an increase in interest expense. The decrease in net interest income year-over-year resulted from a significant increase in the Bank’s cost of deposits partially offset by an increase in interest income. The flat Treasury yield curve continued to put pressure on the Bank’s net interest margin.

Interest income decreased $126,000 or 0.5%, to $24.0 million during the quarter ended June 30, 2007 compared to $24.2 million during the quarter ended March 31, 2007 and increased $1.1 million or 4.8%, compared to $22.9 million during the quarter ended June 30, 2006. Interest expense increased $161,000 or 1.2%, to $13.1 million during the quarter ended June 30, 2007 compared to $12.9 million during the quarter ended March 31, 2007 and increased $2.9 million or 28.4%, year-over-year from $10.2 million for the quarter ended June 30, 2006.

Interest income from loans increased $270,000 to $11.9 million during the quarter ended June 30, 2007, compared to $11.7 million during the quarter ended March 31, 2007 and increased $2.3 million compared to $9.6 million during the quarter ended June 30, 2006. Consistent with the Bank’s business plan, management continued to increase the loan portfolio while reducing its reliance on securities to generate interest income. Average loans receivable represented 45.3%, 43.8% and 36.8% of average interest-earning assets for the quarters ended June 30, 2007, March 31, 2007 and June 30, 2006, respectively. By comparison, average securities constituted 41.2%, 42.3% and 50.3% of average interest-earning assets for the quarters ended June 30, 2007, March 31, 2007 and June 30, 2006, respectively.

Interest income from mortgage-backed securities, securities and other interest-earning assets, primarily cash and cash equivalents, decreased $396,000 to $12.1 million during the quarter ended June 30, 2007, compared to $12.5 million during the quarter ended March 31, 2007 and decreased $1.2 million from $13.3 million during the quarter ended June 30, 2006. The decrease between linked quarters was due to decreases in the average balances of mortgage-backed securities, securities and cash and cash equivalents. Cash flows were redeployed into loans and funded deposit outflows. Year-over-year, the decrease resulted from decreases in the average balances of mortgage-backed securities and securities partially offset by an increase in cash and cash equivalents. Cash flows were redeployed primarily to fund loan originations. The Bank’s yield on average interest-earning assets for the quarter ended June 30, 2007 was 5.23%, compared to 5.22% for the quarter ended March 31, 2007 and 4.94% for the quarter ended June 30, 2006.

Interest expense from deposits increased $210,000 to $12.4 million during the quarter ended June 30, 2007, from $12.2 million during the quarter ended March 31, 2007 compared to an increase of $3.0 million from $9.4 million during the quarter ended June 30, 2006. The increase in interest expense from deposits was due in part to an additional day in the quarter compared to the linked quarter, as well as certificates of deposit re-pricing at higher interest rates. Year-over-year, interest expense from deposits increased due primarily to certificates of deposit re-pricing at higher interest rates. Thirteen-month certificates of deposit with promotional interest rates began maturing late in the quarter ended June 30, 2007, renewing with lower interest rates. The Bank experienced some deposit outflows, which are expected to continue into the next quarter as depositors, generally without other relationships with the Bank, are not renewing their certificates of deposit. Interest expense attributed to borrowings from the Federal Home Loan Bank of New York decreased $49,000 and $138,000 between linked quarters and year-over-year, respectively, due primarily to advances called in June 2007 which totaled $27.0 million and higher borrowings during the comparative quarter. The Bank’s cost of average interest-bearing liabilities for the quarter ended June 30, 2007 was 3.60%, compared to 3.52% for the quarter ended March 31, 2007 and 2.84% for the quarter ended June 30, 2006.

Non-interest Income

Non-interest income attributed to fees, service charges and miscellaneous income increased $86,000 or 14.8%, to $666,000 for the quarter ended June 30, 2007 compared to $580,000 for the quarter ended March 31, 2007. The increase in non-interest income between linked quarters resulted from higher fees and service charges from retail operations, partially offset by a decrease in miscellaneous income. The Bank introduced an overdraft privilege program for eligible retail customers in May 2007, which is having a positive effect on non-interest income. Non-interest income for the quarter ended June 30, 2007 increased $80,000 or 13.7%, compared to $586,000 for the quarter ended June 30, 2006 due primarily to higher fees and service charges from retail operations, year-over-year.

There were no gains or losses on sale of securities during the quarter ended June 30, 2007 compared to losses of $97,000 recorded during the quarter ended March 31, 2007. There were no gains or losses on sale of securities during the comparative quarter.

Non-interest Expense

Non-interest expense was unchanged at $11.3 million between the quarters ended June 30, 2007 and March 31, 2007. Non-interest expense increased $146,000 or 1.3%, year-over-year from $11.1 million during the quarter ended June 30, 2006.

During the quarter ended June 30, 2007, salaries and employee benefits, net occupancy expense of premises, advertising and miscellaneous expenses decreased $140,000, $23,000, $26,000 and $19,000, respectively, partially offset by a $154,000 increase in equipment expense; compared to the quarter ended March 31, 2007. A one-time charge of $264,000 resulting from a severance agreement with a senior officer of the Bank more than offset lower compensation expense, but a $174,000 reduction in stock benefit plans expense attributed to the severance agreement, lower benefits expense, Employee Stock Ownership Plan (“ESOP”) expense and payroll taxes expense partially offset by an increase in pension plan expense resulted in the salaries and employee benefits decrease. The increase in equipment expense included a one-time charge of $88,000 resulting from the settlement of a dispute with an electronic data processing service provider and a $65,000 increase in service bureaus expense.

In a Form 8-K filed April 19, 2007, the Company reported that the Board of Directors of the Bank approved, effective July 1, 2007, “freezing” all future benefit accruals under the Kearny Federal Savings Bank Pension Plan, a non-contributory defined benefit pension plan. This action also includes “freezing” the benefit accruals under the Benefits Equalization Plan related to the defined benefit pension plan. These actions are intended to provide the Company with additional flexibility in managing the costs associated with the benefit plans while still preserving all retirement plan participants’ earned and vested benefits. Management estimates that these actions will result in pre-tax expense reductions of approximately $1.3 million and $257,000 for the defined benefit pension plan and benefits equalization plan, respectively, during the year ending June 30, 2008.

The increase in non-interest expense during the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006 resulted primarily from increases in salaries and employee benefits, net occupancy expense of premises and equipment expense of $130,000, $111,000 and $134,000, respectively. These increases were partially offset by decreases in advertising, directors’ compensation and miscellaneous expense of $66,000, $104,000 and $66,000, respectively.

Loans and Asset Quality

Loans receivable, net of deferred fees and costs and the allowance for loan losses, increased $42.8 million or 5.2%, to $860.5 million at June 30, 2007 from $817.7 million at March 31, 2007. Total loans increased to $865.0 million at June 30, 2007 from $822.0 million at March 31, 2007. One-to-four family first mortgage loans increased $29.4 million between March 31, 2007 and June 30, 2007. Nonresidential mortgages, home equity loans and commercial business loans increased $8.3 million, $5.0 million and $2.6 million, respectively during the quarter. Other loan categories increased $1.8 million in the aggregate while construction loans decreased $4.3 million.

The provision for loan losses increased $92,000 to $193,000 during the quarter ended June 30, 2007, compared to $101,000 during the quarter ended March 31, 2007. The provisions during both quarters resulted primarily from growth in the loan portfolio. During the quarter ended June 30, 2006, a decrease in non-performing loans resulted in a negative provision for loan losses of $179,000. Asset quality continued to be good as non-performing loans were $1.5 million or 0.17% of total loans at June 30, 2007; though higher than the $1.1 million or 0.13% of total loans reported at March 31, 2007. The allowance for loan losses as a percentage of total loans outstanding was 0.70% at June 30, 2007 and 0.71% at March 31, 2007, reflecting allowance balances of $6.0 million and $5.9 million, respectively. The Bank does not originate or purchase interest only mortgages, pay option adjustable rate mortgages or sub-prime mortgages.

Securities

The amortized cost of mortgage-backed securities available for sale decreased by $13.5 million or 2.0%, to $655.1 million at June 30, 2007 from $668.6 million at March 31, 2007, with cash flows used to fund loan originations and deposit outflows during the quarter. The amortized cost of securities available for sale decreased by $701,000 to $90.6 million at June 30, 2007 compared to $91.3 million at March 31, 2007. No securities were sold during the quarter. During the linked quarter, management sold municipal bonds with a par value of $25.7 million, recording a loss of $97,000.

Cash and Cash Equivalents

Cash and cash equivalents, consisting primarily of interest-bearing deposits in other banks, decreased $114.2 million or 41.2%, to $163.3 million at June 30, 2007, from $277.5 million at March 31, 2007. Cash and cash equivalents were redeployed to fund loan originations, fund deposits outflows and fund the repayment of Federal Home Loan Bank of New York advances called during the quarter.

Deposits

Deposits decreased $55.0 million or 3.7%, to $1.41 billion at June 30, 2007, from $1.47 billion at March 31, 2007. During the quarter, certificates of deposit, savings deposits and non-interest-bearing demand accounts decreased $48.1 million, $6.4 million and $1.2 million, respectively. There was nominal growth in interest-bearing demand deposits. Late in the quarter ended June 30, 2007, 13-month certificates of deposit with promotional interest rates began to mature. Despite the absence of major marketing campaigns by other financial institutions, the Bank began to experience some deposit outflows as depositors, generally without other relationships with the Bank, did not renew their certificates of deposit. The attrition is expected to continue into the next quarter.

Federal Home Loan Bank Advances

Federal Home Loan Bank of New York advances decreased $27.1 million or 48.7%, to $28.5 million at June 30, 2007 from $55.6 million at March 31, 2007. The reduction in borrowings resulted from the call of three advances totaling $27.0 million and scheduled principal payments on amortizing advances. The weighted average cost of the three advances was 5.33%.

Capital Management

During the quarter ended June 30, 2007, stockholders’ equity decreased $11.0 million or 2.3%, to $462.6 million from $473.6 million at March 31, 2007. The decrease was primarily the result of a $6.3 million increase in treasury stock due to the purchase of 464,100 shares of the Company’s common stock at a cost of $6.4 million partially offset by shares sold for stock option exercises, a $4.5 million decrease in accumulated other comprehensive income due to mark-to-market adjustments to the available for sale securities portfolio, a $1.1 million decrease in accumulated other comprehensive income attributed to the recognition requirements of FASB Statement No. 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans and a $924,000 cash dividend declared for payment to minority shareholders. Partially offsetting the decrease was net income for the quarter of $219,000, the release of $503,000 of ESOP shares and $702,000 of restricted stock plan shares and an adjustment to equity of $448,000 for expensing stock options.

The Bank’s ratio of tangible equity to tangible assets was 19.70% at June 30, 2007. The Tier 1 capital ratio was 43.71%, far in excess of the 6.00% level required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data, Unaudited)

	June 30,	March 31,
	2007	2007
Balance Sheet Data:
Assets	$1,917,253	$2,007,739
Net loans receivable	860,493	817,698
Mortgage-backed securities available for sale	643,779	663,487
Securities available for sale	88,869	90,882
Cash and cash equivalents	163,341	277,485
Goodwill	82,263	82,263
Deposits	1,411,713	1,466,706
Federal Home Loan Bank advances	28,488	55,646
Total stockholders’ equity	462,592	473,587

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Summary of Operations:
Interest income	$24,032	$24,158	$22,901
Interest expense	13,065	12,904	10,216
Net interest income	10,967	11,254	12,685
Provision for loan losses	193	101	(173)
Net interest income after provision for loan losses	10,774	11,153	12,858
Non-interest income, excluding gain (loss)
on sale of securities	666	580	586
Gain (loss) on sale of securities	0	(97)	0
Non-interest expense	11,257	11,302	11,111
Income before taxes	183	334	2,333
Provision for income taxes	(36)	92	461
Net income	$219	$242	$1,872

Per Share Data:
Net income per share - basic	$0.00	$0.00	$0.03
Net income per share - diluted	$0.00	$0.00	$0.03
Weighted average number of common shares
outstanding - basic	68,938	69,012	70,595
Weighted average number of common shares
outstanding - diluted	69,153	69,293	70,807

Per Share Data:
Cash dividends per share (1)	$0.05	$0.05	$0.05
Dividend payout ratio (2)	427.40%	396.69%	50.32%

(1) Represents dividends declared per common share.
(2) Represents dividends declared per common share divided by net income.

	At the Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Per Share Data:
Closing price as reported by NASDAQ	$13.48	$14.38	$14.80
Book Value	$6.50	$6.61	$6.53
Tangible Book Value	$5.34	$5.46	$5.39

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Performance Ratios:
Return on average assets	0.04%	0.05%	0.37%
Return on average equity	0.19%	0.21%	1.53%
Net interest rate spread (1)	1.63%	1.70%	2.10%
Net interest margin (2)	2.39%	2.43%	2.74%
Average interest-earning assets to average
interest-bearing liabilities	126.64%	126.23%	128.68%
Efficiency ratio, net of gain on sale of securities	96.77%	95.50%	83.72%
Non-interest expense to average assets	2.26%	2.25%	2.22%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.

	At or for the Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.17%	0.13%	0.13%
Non-performing assets to total assets	0.08%	0.06%	0.05%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%
Allowance for loan losses to total loans	0.70%	0.71%	0.77%
Allowance for loan losses to non-performing loans	406.25%	553.50%	578.66%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Capital Ratios:
Average equity to average assets	23.67%	23.44%	24.36%
Equity to assets at period end	24.13%	23.59%	23.85%
Tangible equity to tangible assets at period end	21.10%	20.45%	21.19%

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Average Balances:
Loans receivable	$831,115	$811,445	$682,162
Mortgage-backed securities available for sale	666,481	669,988	704,859
Securities available for sale	90,947	112,785	228,622
Other interest-earning assets	248,144	258,371	238,487
Total interest earning assets	1,836,687	1,852,589	1,854,130
Non-interest-earning assets	156,749	154,985	151,038
Total assets	$1,993,436	$2,007,574	$2,005,168

Interest-bearing deposits	$1,398,784	$1,411,882	$1,379,775
FHLB advances	51,492	55,698	61,152
Total interest-bearing liabilities	1,450,276	1,467,580	1,440,927
Non-interest-bearing liabilities	71,273	69,425	75,790
Stockholders’ equity	471,887	470,569	488,451
Total liabilities and stockholders’ equity	$1,993,436	$2,007,574	$2,005,168

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2007	2007	2006
Spread and Margin Analysis:
Average yield on:
Loans receivable	5.74%	5.75%	5.61%
Mortgage-backed securities available for sale	4.82%	4.83%	4.67%
Securities available for sale	4.28%	4.17%	3.97%
Other interest-earning assets	5.00%	5.00%	4.76%
Average cost of:
Interest-bearing deposits	3.53%	3.44%	2.72%
FHLB advances	5.48%	5.41%	5.51%
Net interest rate spread	1.63%	1.70%	2.10%
Net interest margin	2.39%	2.43%	2.74%
Average interest-earning assets to average
interest-bearing liabilities	126.64%	126.23%	128.68%

	For the Twelve Months Ended
	June 30,	June 30,
	2007	2006
Summary of Operations:
Interest income	$95,561	$89,323
Interest expense	50,468	38,645
Net interest income	45,093	50,678
Provision for loan losses	571	72
Net interest income after provision for loan losses	44,522	50,606
Non-interest income, excluding gain on sale of securities	2,434	2,302
Gain on sale of securities	55	1,023
Non-interest expense	44,856	42,046
Income before taxes	2,155	11,885
Provision for income taxes	221	2,277
Net income	$1,934	$9,608

Per Share Data:
Net income per share - basic	$0.03	$0.14
Net income per share - diluted	$0.03	$0.14
Weighted average number of common shares
outstanding - basic	69,242	70,904
Weighted average number of common shares
outstanding - diluted	69,581	70,982

Per Share Data:
Cash dividends per share (1)	$0.20	$0.24
Dividend payout ratio (2)	192.61%	49.30%

(1) Represents dividends declared per common share.
(2) Represents dividends declared per common share divided by net income.

	For the Twelve Months Ended
	June 30,	June 30,
	2007	2006
Performance Ratios:
Return on average assets	0.10%	0.47%
Return on average equity	0.41%	1.94%
Net interest rate spread (1)	1.70%	2.10%
Net interest margin (2)	2.43%	2.67%
Average interest-earning assets to average
interest-bearing liabilities	126.82%	127.82%
Efficiency ratio, net of gain on sale of securities	94.38%	79.36%
Non-interest expense to average assets	2.23%	2.05%

(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.

	At or for the Twelve Months Ended
	June 30,	June 30,
	2007	2006
Asset Quality Ratios:(1)
Non-performing loans to total loans	0.17%	0.13%
Non-performing assets to total assets	0.08%	0.05%
Net charge-offs to average loans outstanding	0.00%	0.01%
Allowance for loan losses to total loans	0.70%	0.77%
Allowance for loan losses to non-performing loans	406.25%	578.66%

(1) Asset quality ratios are period end ratios unless otherwise noted.

	At or for the Twelve Months Ended
	June 30,	June 30,
	2007	2006
Capital Ratios:
Average equity to average assets	23.56%	24.16%
Equity to assets at period end	24.13%	23.85%
Tangible equity to tangible assets at period end	21.10%	21.19%

	For the Twelve Months Ended
	June 30,	June 30,
	2007	2006
Average Balances:
Loans receivable	$785,210	$633,758
Mortgage-backed securities available for sale	673,904	728,960
Securities available for sale	151,335	389,462
Other interest-earning assets	243,867	147,949
Total interest earning assets	1,854,316	1,900,129
Non-interest-earning assets	152,926	153,791
Total assets	$2,007,242	$2,053,920

Interest-bearing deposits	$1,405,590	$1,421,225
FHLB advances	56,615	65,333
Total interest-bearing liabilities	1,462,205	1,486,558
Non-interest-bearing liabilities	72,094	71,089
Stockholders’ equity	472,943	496,273
Total liabilities and stockholders’ equity	$2,007,242	$2,053,920

	For the Twelve Months Ended
	June 30,	June 30,
	2007	2006
Spread and Margin Analysis:
Average yield on:
Loans receivable	5.73%	5.58%
Mortgage-backed securities available for sale	4.78%	4.59%
Securities available for sale	4.10%	3.64%
Other interest-earning assets	4.99%	4.28%
Average cost of:
Interest-bearing deposits	3.37%	2.47%
FHLB advances	5.51%	5.47%
Net interest rate spread	1.70%	2.10%
Net interest margin	2.43%	2.67%
Average interest-earning assets to average
interest-bearing liabilities	126.82%	127.82%